EXHIBIT 5


                                KRYS BOYLE, P.C.
                               ATTORNEYS AT LAW
Telephone                 600 17th Street, Suite 2700 S       Facsimile
(303) 893-2300               Denver, Colorado 80202           (303) 893-2882

                              September 20, 2002


Odyssey Marine Exploration, Inc.
3604 Swann Avenue
Tampa, Florida  33609

Gentlemen:

     We have acted as counsel to Odyssey Marine Exploration, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-2 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, 3,650,000 shares (the "Shares") of its common stock, $.0001 par value (the "Common Stock"), which may be sold by Selling Shareholders. Of the Shares of Common Stock which may be sold, 400,000 Shares may be issued upon the conversion of Series C Preferred Stock and 1,200,000 Shares may be issued upon the exercise of warrants. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Articles of Incorporation and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing and in reliance thereon, we are of the opinion that the 2,050,000 shares of Common Stock which are currently outstanding have been duly and validly authorized, legally issued, full paid and non-assessable; the 400,000 Shares of Common Stock which may be issued upon the conversion of Series C Preferred Stock, when issued in accordance with its terms, will be duly and validity authorized, equally issued, fully paid and non-assessable; and the 1,200,000 shares of Common Stock which may be issued upon exercise of warrants, when issued in accordance with their respective terms, will be duly and validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.
                                  Very truly yours,

                                  KRYS BOYLE, P.C.




                                  By:/s/ Jon D. Sawyer
                                     Jon D. Sawyer